UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2006 (November 20, 2006)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 333-67232

11-3618510
(I.R.S. Employer Identification Number)

Britannia House, 960 High Road
London N12 9RY, United Kingdom
(Address of principal executive offices) (Zip Code)

011.44.8451087777
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 20, 2006, Xfone, Inc. (the “Registrant”) and Crestview Capital Partners, LLP (the “Consultant”) entered into a one-year Consultancy Agreement (the "Agreement"). A copy of the Agreement is attached hereto as Exhibit 10.92 and incorporated herein by reference.

During the term of the Agreement, the Registrant will engage the Consultant as its strategic consultant on United States capital markets for micro-cap public companies. In return for its services pursuant to the Agreement, the Consultant will be granted 117,676 warrants to purchase restricted shares of the Registrant's common stock, registered in the name of Crestview Capital Master, LLC (the "Warrants"). The Warrants will be exercisable pursuant to the following terms: Vesting - 29,419 warrants immediately, 29,419 warrants on February 10, 2007, 29,419 warrants on May 10, 2007, and 29,419 warrants on August 10, 2007; Exercise Price - $3.50; Term - five (5) years. The shares underlying the Warrants shall have piggy-back registration rights. The grant of the Warrants shall be subject to obtaining the approval of the American Stock Exchange and the Tel Aviv Stock Exchange for listing the shares underlying the Warrants.

Crestview Capital Master, LLC currently owns 717,700 shares of the Registrant’s common stock (6.38% interest) and 642,500 shares issuable upon the exercise of warrants.

Following the recommendation of the Registrant’s Audit Committee, the Registrant’s Board of Directors approved the Agreement on November 20, 2006. The Board of Directors further recommends that shareholders vote "FOR" the approval of the Agreement at the Registrant’s forthcoming Annual Meeting, should such approval be required by the American Stock Exchange.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

10.92	Consultancy Agreement, dated November 20, 2006, by and between the Company and Crestview Capital Partners, LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: November 22, 2006	By:	/s/ Guy Nissenson
Guy Nissenson President and Chief Executive Officer